UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 22, 2007

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 3.02 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

Metalico, Inc. (the "Company" or "Metalico") entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of June 21, 2007, among the Company and the purchasers named therein (the "Purchasers"). The Securities Purchase Agreement provides for the sale by the Company to the Purchasers of a total of 5,246,000 shares of common stock, par value $0.001 (the "Shares"), at a price of $7.00 per share for gross proceeds of $36,722,000. The transactions contemplated by the Securities Purchase Agreement are expected to close promptly, subject to customary closing conditions. On June 22, 2007, the Company issued a press release announcing its entry into a binding Securities Purchase Agreement and describing the transactions contemplated thereby. The full text of the press release is attached hereto as Exhibit 99.1.

All of the Purchasers represented that they were "accredited investors," as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and the sale of the Shares was made in reliance on exemptions provided by Regulation D and Section 4(2) of the Securities Act.

In connection with the Securities Purchase Agreement, the Company and the Purchasers entered into a Registration Rights Agreement, dated as of June 21, 2007, and the Company agreed to file a registration statement to register the resale of the Shares within 30 days of the date of closing and to use commercially reasonable efforts to cause the registration statement to be declared effective within 90 days (or 120 days upon receipt of comments from the SEC).

In connection with the private placement, the Company incurred expenses which included, without limitation, commissions to the placement agent, legal and accounting fees, and other miscellaneous expenses, of approximately $2.3 million.

The Company intends to use the net proceeds from the offering to fund acquisitions of two scrap metal recycling companies currently under letter of intent and in advanced stages of contract negotiation, and for general corporate purposes. The contemplated acquisition targets collectively generated approximately $92 million in revenues in their most recently completed fiscal years. The aggregate purchase price for the contemplated acquisitions is approximately $63 million plus additional items of consideration to be finalized, including in one case an earnout based on the performance of the purchased assets. The Company plans to finance the remaining portion of the purchase prices with debt to be issued by Metalico’s current senior secured lender and under a new term loan facility to be provided by a prominent commercial and industrial lending institution.

The Company did not use any form of advertising or general solicitation in connection with the sale of the Shares. The Shares will be non-transferable in the absence of an effective registration statement under the Securities Act, or an available exemption therefrom, and all certificates will be imprinted with a restrictive legend to that effect.

The description of the private placement described in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the form of Securities Purchase Agreement filed as Exhibit 10.1, and the form of Registration Rights Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K (collectively, the "Transaction Documents"), all of which are incorporated herein by reference. The forms of the Transaction Documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The Transaction Documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they were made only as of the respective dates of the Transaction Documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of the Transaction Documents, and such subsequent information may not be fully reflected in the Company’s public disclosures.

Item 9.01 Financial Statements and Exhibits.

Ex. 10.1 Securities Purchase Agreement dated as of June 21, 2007 among the Company the investors named therein.

Ex. 10.2 Registration Rights Agreement dated as of June 21, 2007 among the Company and the investors named therein.

Ex. 99.1 Press Release dated June 22, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

June 22, 2007	By:	Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Securities Purchase Agreement dated as of June 21, 2007 among the Company the investors named therein
10.2	Registration Rights Agreement dated as of June 21, 2007 among the Company and the investors named therein
99.1	Press Release issued June 22, 2007